EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Prospectus constituting a part of Amendment No. 3 to this Registration Statement, of our report dated February 9, 2006, except for Note 13, the date of which is September 8, 2006, relating to the consolidated financial statements of Bravo! Brands Inc. and Subsidiary, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                                     /s/LAZAR LEVINE & FELIX LLP


New York, New York
November 2, 2006